UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2006

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51410	33-0922667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated With Exit or Disposal Activities

On February 21, 2006, we issued a press release announcing that we will be implementing a restructuring plan intended to reduce our burn rate and to permit us to finance ourselves with our existing cash and cash equivalents through 2007. The decision to implement a restructuring plan was in response to the communication that we received from the U.S. Food and Drug Administration informing us that our PMA for the treatment of atrial flutter using the Cardiac Cryoablation System is not approvable at present. Our Board of Directors approved the restructuring plan on February 14, 2006.

The restructuring plan includes:

•	a reduction in our workforce by approximately one-third; and

•	postponement of some R&D programs, with possible elimination of others.

The reduction in our workforce is anticipated to result in severance-related costs between $450,000 and $500,000, including benefits, in the first quarter of 2006. We also expect to incur costs between $50,000 and $100,000 associated with terminating various sales and marketing associated contracts, but do not expect other restructuring costs. The Company’s facilities are not impacted by the restructuring plan. In total, we expect to incur costs between $500,000 and $600,000 associated with the restructuring plan and we expect the restructuring to be substantially completed by July 2006.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated February 21, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

By:	/s/ Gregory J. Tibbitts
Gregory J. Tibbitts
Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: February 21, 2006

INDEX TO EXHIBITS

99.1	Press Release dated February 21, 2006